EX-99.h.6.a

AMENDED AND RESTATED EXHIBIT A*

to the Amended and Restated Expense Limitation Agreement effective as of
June 11, 2008, as most recently amended December 12, 2018

between

ABERDEEN FUNDS and

ABERDEEN STANDARD INVESTMENTS INC.

(formerly, Aberdeen Asset Management Inc.)

Name of Fund/Class	Expense Limitation
Aberdeen China Opportunities Fund	1.62%
Aberdeen International Equity Fund	1.10%
Aberdeen Focused U.S. Equity Fund (formerly, Aberdeen Equity Long-Short Fund)	0.90%
Aberdeen Global Equity Fund	1.19%
Aberdeen U.S. Small Cap Equity Fund	1.15%
Aberdeen Intermediate Municipal Income Fund (formerly, Aberdeen Tax-Free Income Fund)	0.55%
Aberdeen Dynamic Allocation Fund	0.25%
Aberdeen Diversified Income Fund	0.25%
Aberdeen Diversified Alternatives Fund	0.25%
Aberdeen Global Unconstrained Fixed Income Fund	0.85%
Aberdeen International Small Cap Fund	1.15%
Aberdeen Emerging Markets Fund	1.10%
Aberdeen Asia-Pacific (ex-Japan) Equity Fund	1.25%
Aberdeen U.S. Multi-Cap Equity Fund (formerly, Aberdeen U.S. Equity Fund)	0.90%
Aberdeen Emerging Markets Debt Fund**	0.65%**
Aberdeen Japanese Equities Fund	1.00%
Aberdeen U.S. Mid Cap Equity Fund	1.00%

* Effective February 28, 2019. This contract may not be terminated before February 28, 2020 without the approval of the Independent Trustees.

** Effective December 13, 2018. This contract may not be terminated before February 28, 2020 without the approval of the Independent Trustees.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of December 12, 2018.

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN STANDARD INVESTMENTS INC. (FORMERLY, ABERDEEN ASSET MANAGEMENT INC.)

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President